SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]       Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[     ]  Preliminary Proxy Statement
[     ]  Confidential, for Use of the Commission Only
[  X  ]  Definitive Proxy Statement
[     ]  Definitive Additional Materials
[     ]  Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12


Neurocrine Biosciences, Inc.
(Name of Registrant as specified in its charter)


(Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[  X  ]  No filing fee.
[     ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1) or 14a-6(i)(2).
[     ]  $500 per each party to the controversy pursuant to Exchange Act
         Rule 14a-6(i)(3).
[     ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4)and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined.):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:


[     ]  Fee paid previously with preliminary materials.
[     ]  Check box if  any part of the  fee is offset as  provided  by  Exchange
         Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

                          NEUROCRINE BIOSCIENCES, INC.

                              -------------------

                    Notice of Annual Meeting of Stockholders
                           To Be Held on May 21, 1999


 TO THE STOCKHOLDERS:

      NOTICE IS HEREBY GIVEN that the 1999 Annual Meeting of Stockholders of Neurocrine Biosciences, Inc., a Delaware corporation (the "Company"), will be held on May 21, 1999, at 8:30 a.m. local time, at the Company's corporate headquarters, located at 10555 Science Center Drive, San Diego, California, 92121 for the following purposes as more fully described in the Proxy Statement accompanying this Notice:

 1. To elect two Class III Directors to the Board of Directors to serve for a term of three years.

2. To amend the Company's 1992 Incentive Stock Plan to increase the number of shares of Common Stock reserved for issuance from 4,700,000 to 5,300,000 shares.

3. To ratify the appointment of Ernst & Young LLP as the Company's independent public accountants for the fiscal year ending December 31, 1999.

 4. To transact such other business as may properly come before the meeting or any adjournment thereof.

      Only stockholders of record at the close of business on April 15, 1999 are entitled to receive notice and to vote at the meeting.

      All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed Proxy card as promptly as possible in the prepaid-postage envelope enclosed for that purpose. Stockholders attending the meeting may vote in person even if they have returned a Proxy.


                                             By Order of the Board of Directors,

                                             Margaret Valeur-Jensen
                                             Secretary



San Diego, California
April 23, 1999

                          NEUROCRINE BIOSCIENCES, INC.

                                 PROXY STATEMENT

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

         The enclosed Proxy is solicited on behalf of Neurocrine Biosciences, Inc., a Delaware corporation (the "Company"), for use at its 1999 Annual Meeting of Stockholders to be held on May 21, 1999, at 8:30 a.m., local time, or at any adjournments or postponements thereof, for the purposes set forth in this Proxy Statement and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Company's corporate headquarters, located at 10555 Science Center Drive, San Diego, California 92121. The Company's telephone number is (619) 658-7600.

          These proxy solicitation materials were mailed on or about April 28, 1999 to all stockholders entitled to vote at the meeting.

RECORD DATE; OUTSTANDING SHARES

         Stockholders of record at the close of business on April 15, 1999 (the "Record Date"), are entitled to receive notice of and vote at the meeting. On the Record Date, 18,960,581 shares of the Company's Common Stock, $0.001 par value, were issued and outstanding. The Company has approximately 4,900 shareholders, of which approximately 216 are shareholders of record. For information regarding holders of more than five percent of the outstanding Common Stock, see "Stock Ownership of Principal Stockholders and Management" below.

REVOCABILITY OF PROXIES

         Proxies given pursuant to this solicitation may be revoked at any time before they have been used. Revocation will occur by delivering a written notice of revocation to the Company or by duly executing a proxy bearing a later date. Revocation will also occur if the person attends the meeting and votes in person.

VOTING AND SOLICITATION

         Every stockholder of record on the Record Date is entitled, for each share held, to one vote on each proposal or item that comes before the meeting. In the election of Directors, each stockholder will be entitled to vote for two nominees and the two nominees with the greatest number of votes will be elected.

         The cost of this solicitation will be borne by the Company. The Company may reimburse expenses incurred by brokerage firms and other persons representing beneficial owners of shares in forwarding solicitation material to beneficial owners. Proxies may be solicited by certain of the Company's Directors, officers and regular employees, without additional compensation, personally, by telephone or by telegram.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

         Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector of Elections (the "Inspector") with the assistance of the Company's Transfer Agent. The Inspector will also determine whether or not a quorum is present. Except in certain specific circumstances, the affirmative vote of a majority of shares present in person or represented by proxy at a duly held meeting at which a quorum is present is required under Delaware law for approval of proposals presented to stockholders. In general, Delaware law also provides that a quorum consists of a majority of shares entitled to vote and present or represented by proxy at the meeting.

         The Inspector will treat shares that are voted "WITHHELD" or "ABSTAIN" as being present and entitled to vote for purposes of determining the presence of a quorum but will not be treated as votes in favor of approving any matter submitted to the stockholders for a vote. Any proxy which is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted for the election of the Directors named in the proxy, for the approval of the amendment of the 1992 Incentive Stock Plan, for the confirmation of the appointment of the designated independent auditors and, as the proxy holders deem advisable, on other matters that may come before the meeting, as the case may be with respect to the items not marked.

         If a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter ("Broker Non-Votes"), those shares will be considered as present with respect to that matter. The Company believes that the tabulation procedures to be followed by the Inspector are consistent with the general statutory requirements in Delaware concerning voting of shares and determination of a quorum.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

         Stockholder proposals which are intended to be presented at the Company's 2000 Annual Meeting must be received by the Company no later than December 30, 1999 in order that they may be included in the proxy statement and form of proxy for that meeting.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") requires the Company's officers and Directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. Such officers, Directors and 10% stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that, during the fiscal year ended December 31, 1998, all
Section 16(a) filing requirements applicable to its officers, Directors and 10% stockholders were complied with.

STOCK OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

          The following table sets forth the beneficial ownership of the Company's Common Stock as of April 15, 1999 by (i) each of the executive officers named in the table under "Compensation of Executive Officers -- Summary Compensation Table," (ii) each Director, (iii) all Directors and executive officers as a group and (iv) all persons known to the Company to be the beneficial owners of more than 5% of the Company's Common Stock. A total of 18,960,581 shares of the Company's Common Stock were issued and outstanding as of April 15, 1999.





                                                          Shares
Name and Address                                       Beneficially
of Beneficial Owner (2)                                  Owned (1)      Percent
------------------------                                ----------      -------

T Rowe Price Associates ................................ 2,211,643        11.7%
100 East Pratt Street
Baltimore, MD

Novartis AG ............................................ 1,463,912         7.7%
Schwarzwaldallee 215
CH-4002 Basel
Switzerland

D. Bruce Campbell (3) ..................................    47,928          *

Paul W. Hawran (4) .....................................   284,276         1.5%

Harry F. Hixson, Jr. (5) ...............................   124,874          *

Gary A. Lyons (6) ......................................   808,714         4.3%

Stephen G. Marcus (7) ..................................    89,613          *

Joseph A. Mollica (8) ..................................    15,415          *

Richard F. Pops (9) ....................................     3,611          *

Wylie W. Vale (10) .....................................   422,003         2.2%

Margaret Valeur-Jensen .................................        --          --

Stephen A. Sherwin .....................................        --          --

All executive officers and Directors as a
group (10 persons) (11) ................................ 1,796,434         9.5%

---------------------
* Represents beneficial ownership of less than one percent (1%) of the 18,960,581 outstanding shares of the Company's Common Stock as of April 15, 1999.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to stock options and warrants currently exercisable or exercisable within 60 days of April 15, 1999 are deemed to be outstanding for computing the percentage ownership of the person holding such options and the percentage ownership of any group of which the holder is a member, but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown beneficially owned by them.

(2) The address of each individual named is c/o Neurocrine Biosciences, Inc., 10555 Science Center Drive, San Diego, CA 92121, unless otherwise indicated.

(3) Includes 47,928 shares issuable pursuant to options exercisable within 60 days of April 15, 1999.

(4) Includes 166,401 shares issuable pursuant to options exercisable within 60 days of April 15, 1999.

(5) Includes 17,999 shares issuable pursuant to options exercisable within 60 days of April 15, 1999.

(6) Includes 391,358 shares issuable pursuant to options exercisable within 60 days of April 15, 1999.

(7) Includes 86,728 shares issuable pursuant to options exercisable within 60 days of April 15, 1999.

(8) Includes 15,415 shares issuable pursuant to options exercisable within 60 days of April 15, 1999.

(9) Includes 3,611 shares issuable pursuant to options exercisable within 60 days of April 15, 1999.

(10) Includes 112,873 shares issuable pursuant to options exercisable within 60 days of April 15, 1999.

(11) Includes an aggregate of 842,313 shares issuable pursuant to options exercisable within 60 days of April 15, 1999.

                                  PROPOSAL ONE:

                              ELECTION OF DIRECTORS

GENERAL

         The Company's Bylaws provide that the Board of Directors is composed of seven (7) Directors. The Company's Certificate of Incorporation provides that the Board of Directors is divided into three classes. As of December 31, 1998, there were two Directors in Class I (Wylie W. Vale and Joseph A. Mollica), two Directors in Class II (David E. Robinson and Richard F. Pops), and two Directors in Class III (Gary A. Lyons and Harry F. Hixson, Jr.). Errol DeSouza served as a Class I Director until his resignation from the Company on August 31, 1998. This vacancy has not been filled. David E. Robinson resigned from the Board of Directors on March 2, 1999. This vacancy was filled on April 22, 1999, with the appointment of Stephen A. Sherwin as a Class II Director.

         The Directors in Class III hold office until the 1999 Annual Meeting of Stockholders, the Directors in Class I hold office until the 2000 Annual Meeting of Stockholders and the Directors in Class II hold office until the 2001 Annual Meeting of Stockholders (or, in each case, until their earlier resignation, removal from office or death). After each such election, the Directors in each such case will then serve in succeeding terms of three years and until their successors are duly elected and qualified. Officers of the Company serve at the discretion of the Board of Directors. There are no family relationships among the Company's Directors and executive officers.

          The term of office of Directors Gary A. Lyons and Harry F. Hixson, Jr. expire at the 1999 Annual Meeting. At the 1999 Annual Meeting, the stockholders will elect two Class III Directors for a term of three years.

VOTE REQUIRED

         The two nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of Directors shall be elected to the Board of Directors.

         Votes withheld from any Director are counted for purposes of determining the presence or absence of a quorum, but have no legal effect under Delaware law. While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions and broker non-votes in the election of Directors, the Company believes that both abstentions and broker non-votes should be counted for purposes of whether a quorum is present at the Annual Meeting. In the absence of precedent to the contrary, the Company intends to treat abstentions and broker non-votes with respect to the election of Directors in this manner.

         Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's two nominees named below. If any nominee of the Company is unable or declines to serve as a Director at the time of the Annual Meeting, the proxies will be voted for any nominee who is designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a Director. The Board of Directors recommends that stockholders vote "FOR" the nominees listed below.

NOMINEES FOR ELECTION AT THE ANNUAL MEETING

          Both of the nominees (Gary A. Lyons and Harry F. Hixson, Jr.) are presently Class III Directors of the Company. Certain information about the nominees is set forth below:

                                        Position in                    Director
Name                            Age     the Company                     Since
-------------------             ---     -------------                  -------
Harry F. Hixson, Jr. (1)(2) ... 60      Director                         1992
Gary A. Lyons ................. 48      President, Chief Executive
                                        Officer and Director             1993
-----------------
(1)      Member of the Audit Committee.
(2)      Member of the Compensation Committee.

          Harry F. Hixson, Jr., Ph.D., served as a Director of the Company since September 1992 and was Chairman of the Board from September 1992 to April 1998. Dr. Hixson is Chairman and Chief Executive Officer of Elitra Pharmaceuticals, a privately held biopharmaceutical company, a position he has held since June 1998. Dr. Hixson worked with Amgen Inc. ("Amgen") from July 1985 through February 1991, most recently as President, Chief Operating Officer and Director. While at Amgen, he was responsible for pharmaceutical development, manufacturing and United States and international marketing and sales. Dr. Hixson is a Director of Signal Pharmaceuticals, Inc., a privately held biopharmaceutical company. He holds a Ph.D. in Physical Biochemistry from Purdue University and an M.B.A. from the University of Chicago.

         Gary A. Lyons has served as President, Chief Executive Officer and a Director of the Company since joining the Company in February 1993. Prior to joining the Company, Mr. Lyons held a number of senior management positions at Genentech including Vice President of Business Development and Vice President of Sales. At Genentech, he was responsible for international licensing, acquisitions and partnering. He was also responsible for Genentech's Corporate Venture Program which participated in early financing and/or formation of a number of biotechnology companies. In addition, Mr. Lyons had operating responsibility for Genentech's two subsidiaries, Genentech Canada, Inc. and Genentech Limited (Japan). Previously he served as Vice President of Sales and was responsible for building the marketing and sales organization for the commercial introduction of Genentech's first two pharmaceutical products, Protropin (human growth hormone) and Activase (TPA). My Lyons holds a B.S. in Marine Biology from the University of New Hampshire and an M.B.A. from Northwestern University's J.L. Kellogg Graduate School of Management.

INCUMBENT DIRECTORS WHOSE TERMS OF OFFICE CONTINUE AFTER THE ANNUAL MEETING

          The Class I and II Directors will remain in office after the 1999 Annual Meeting. The Class I Directors are Wylie W. Vale and Joseph A. Mollica. The Class II Directors are Richard F. Pops and Stephen A. Sherwin. The names and certain other current information about the Directors whose terms of office continue after the Annual Meeting are set forth below:

                                                                        Director
Name of Director           Age    Position/Principal Occupation          Since
----------------           ---    -----------------------------         -------
Stephen A. Sherwin (2)     50     Director                                1999
Joseph A. Mollica (1)(2)   58     Chairman of the Board                   1997
Richard F. Pops (1)        37     Director                                1998
Wylie W. Vale (1)          56     Chief Scientific Advisor,
                                  Neuroendocrinology and Director         1992
--------------
(1)      Member of the Audit Committee.
(2)      Member of the Compensation Committee.

          Stephen A. Sherwin, M.D., was elected to the Board of Directors on April 22, 1999 as a Class II Director. Since March 1990, Dr. Sherwin has served as President, Chief Executive Officer and Director of Cell Genesys, Inc. ("Cell Genesys"). In March 1994, he was elected as Chairman of the Board of Cell Genesys. From 1983 to 1990, Dr. Sherwin held various positions at Genentech,
Inc., a biotechnology company, most recently as Vice President of Clinical Research. Prior to 1983, Dr. Sherwin held various positions on the staff of the National Cancer Institute. Dr. Sherwin is Chairman of the Board for Abgenix, Inc. and a Director of the California Healthcare Institute, a non-profit institution. Dr. Sherwin also currently serves as an Associate Clinical Professor of Medicine at the University of California, San Francisco, a position he has held since 1986. Dr. Sherwin holds a B.A. from Yale and an M.D. from Harvard Medical School.

         Joseph A. Mollica, Ph.D., has served as a Director of the Company since June 1997 and became Chairman of the Board in April 1998. He currently serves as the Chairman of the Board of Directors, President and Chief Executive Officer of Pharmacopeia, Inc., a biopharmaceutical company focusing on combinatorial chemistry, high through-put discovery, molecular modeling and bioinformatics, since February 1994. From 1987 to December 1993, Dr. Mollica was employed initially by the DuPont Company and then by The DuPont Merck Pharmaceutical Company, most recently as President and Chief Executive Officer. Dr. Mollica is a Director of Pharmacopeia, Inc., USP, Inc. and ImPath, Inc. Dr. Mollica received a Ph.D. from the University of Wisconsin and a Doctor of Science, h.c., from the University of Rhode Island.

          Richard F. Pops became a Director of the Company in April 1998. Since 1991, he has served as Chief Executive Officer of Alkermes, Inc. ("Alkermes"), a publicly traded company involved in the development of advanced drug delivery systems. Mr. Pops currently serves on the board of directors of Alkermes, ImmuLogic Pharmaceutical Corp., the Biotechnology Industry Organization and The Brain Tumor Society. He is President of the Massachusetts Biotechnology Council. He received a B.A. degree in Economics from Stanford University in 1983.

         Wylie W. Vale, Ph.D., is a Founder and Chairman of the Company's Founding Board of Scientific and Medical Advisors. Dr. Vale was elected a Director of the Company in September 1992. He is a Professor and former Chairman of the Faculty at The Salk Institute for Biological Studies ("The Salk Institute") and is the Senior Investigator and Head of The Clayton Foundation Laboratories for Peptide Biology at The Salk Institute, where he has been employed for 29 years. He is also an Adjunct Professor of Medicine at the University of California at San Diego. Dr. Vale is recognized for his work on the molecular, pharmacological and biomedical characterization of neuroendocrine factors including somatostatin, growth hormone releasing factor, gonadotropin releasing hormone activin and the activin receptor (the first receptor serine kinase), corticotropin releasing factor, CRF-binding protein, the CRF1 receptor and urocortin, the native ligand for the CRF2 receptor. In recognition of his discoveries, he has received numerous awards and is a member of the National Academy of Arts and Sciences and the National Academy of Sciences. He is a past President of the American Endocrine Society and is the current President of the International Society of Endocrinology. Dr. Vale received a B.A. in Biology from Rice University, and a Ph.D. in Physiology and Biochemistry from the Baylor College of Medicine.

BOARD MEETINGS AND COMMITTEES

         The Board of Directors of the Company held a total of 6 meetings and took action by written consent on 3 occasions during 1998. During 1998, the Board of Directors had an Audit Committee and a Compensation Committee. No
Director attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which he served.

          The Audit Committee in 1998 consisted of Directors Richard F. Pops, Harry F. Hixson, Jr. and Wylie W. Vale and met once during 1998. This committee is primarily responsible for approving the services performed by the Company's independent auditors and for reviewing and evaluating the Company's accounting principles and its system of internal accounting controls.

         The Compensation Committee in 1998 consisted of Directors Joseph A. Mollica, David E. Robinson and Harry F. Hixson, Jr. This committee met twice and took action by written consent once during 1998. The Compensation Committee reviewed and recommended to the Board the compensation of executive officers and other employees of the Company.

BOARD COMPENSATION

         Non-employee Directors are reimbursed for expenses incurred in connection with performing their respective duties as Directors of the Company. The Company did not pay cash compensation to any Director prior to February 1997. Directors, who are not employees or consultants of the Company, receive $1,750 for each regular meeting of the Board of Directors (the Chairman of the Board receives $2,500), $750 for each special meeting, $600 for each committee meeting and $600 for each telephone meeting lasting more than one hour, which such Director attends.

         Each non-employee Director participates in the 1996 Director Stock Option Plan (the "Director Plan"). Options granted under the Director Plan are automatic and non-discretionary and have a term of ten years. The Director Plan provides for the grant of nonstatutory options to purchase 10,000 shares of the Company's Common Stock to each non-employee Director at each annual meeting of the stockholders commencing in 1997, provided that such non-employee Director has been a non-employee Director of the Company for at least six months prior to the date of such annual meeting of the stockholders. Each new non-employee Director is automatically granted nonstatutory stock options to purchase 10,000 shares of the Company's Common Stock upon the date such person joins the Board of Directors. In addition to the options granted under the Director Plan, the Company has agreed to grant Dr. Mollica, as Chairman of the Board, an option to purchase an additional 5,000 shares at each annual meeting of the stockholders commencing in 1999.

         All options granted to non-employee Directors shall vest over the three-year period following the date of grant and shall be exercisable at the fair market value of the Company's Common Stock on the date of the grant.


                                  PROPOSAL TWO:

                            APPROVAL OF AMENDMENT OF
                          THE 1992 INCENTIVE STOCK PLAN

INCREASE OF 600,000 SHARES

         The Company's 1992 Incentive Stock Plan, as amended (the "Plan") was approved by the Board of Directors and the stockholders of the Company in 1992. Currently there are a total of 4,700,000 shares of Common Stock reserved for issuance under the Plan. In March 1999, the Board of Directors approved a further increase of 600,000 shares issuable under the Plan, which, if approved by the stockholders, would increase the total shares reserved for issuance under the Plan to 5,300,000 shares.

         The Board believes the proposed increase in the number of shares reserved for issuance under the Plan is in the best interests of the Company. In particular, the Board has determined that the proposed increase will provide an additional reserve of shares for issuance under the Plan and thus enable the Company to attract and retain valuable employees.

         As of April 15, 1999, there were options outstanding to purchase 3,026,540 shares of Common Stock pursuant to the 1992 Stock Plan; 148,451 shares remained available for future option grants subject to stockholder approval; and 1,525,009 options were exercised and are now outstanding shares of Common Stock.

SUMMARY OF THE PLAN

         The essential features of the Plan, as amended and restated, are summarized below. This summary does not purport to be complete and is subject to, and qualified by, reference to all provisions of the Plan, as amended and restated.

         General. The purpose of the Plan is to attract and retain the best available personnel, to provide additional incentive to the employees and consultants of the Company and to promote the success of the Company's business. Options and stock purchase rights may be granted under the Plan. Options granted under the Plan may be either "incentive stock options," as defined in Section 422 of the Internal Revenue Code (the "Code"), or nonstatutory stock options.

         Administration. The Plan may generally be administered by the Board or a Committee appointed by the Board. The administrators of the Plan are referred to herein as the "Administrator." The Administrator may make any determinations deemed necessary or advisable for the Plan.

         Eligibility. Nonstatutory stock options and stock purchase rights may be granted under the Plan to employees and consultants (including Directors) of the Company and any parent or subsidiary of the Company. Incentive stock options may be granted only to employees. The Administrator, in its discretion, selects the employees and consultants to whom options and stock purchase rights may be granted, the time or times at which such options and stock purchase rights shall be granted, and the number of shares subject to each such grant.

         Limitations.   Section   162(m)  of  the  Code  places  limits  on  the
deductibility for federal income tax purposes of compensation paid to certain executive officers of the Company. In order to preserve the Company's ability to deduct the compensation income associated with options and stock purchase rights granted to such persons, the Plan provides that no employee may be granted, in any fiscal year of the Company, options and stock purchase rights to purchase more than 250,000 shares of Common Stock. Notwithstanding this limit, however, in connection with an employee's initial employment, he or she may be granted options or stock purchase rights to purchase up to an additional 250,000 shares of Common Stock.

         Terms and Conditions of Options. Each option is evidenced by a stock option agreement between the Company and the optionee, and is subject to the following additional terms and conditions:

         (a) Exercise Price. The Administrator determines the exercise price of options at the time the options are granted. The exercise price of an incentive stock option may not be less than 100% of the fair market value of the Common Stock on the date such option is granted; provided, however, the exercise price of an incentive stock option granted to a 10% shareholder may not be less than 110% of the fair market value of the Common Stock on the date such option is granted. The exercise price of a nonstatutory stock option may not be less than 85% of the fair market value of the Common Stock on the date such option is granted; provided, however, the exercise price of a nonstatutory stock option granted to a 10% shareholder may not be less than 110% of the fair market value of the Common Stock on the date such option is granted. The fair market value of the Common Stock is generally determined with reference to the closing sale price for the Common Stock (or the closing bid if no sales were reported) on the last market trading day prior to the date the option is granted.

         (b) Exercise of Option; Form of Consideration. The Administrator determines when options become exercisable and may, in its discretion, accelerate the vesting of any outstanding option. The means of payment for shares issued upon exercise of an option is specified in each option agreement. The Plan permits payment to be made by cash, check, promissory note, other shares of Common Stock of the Company (with some restrictions), cashless exercise, any other form of consideration permitted by applicable law, or any combination thereof.

         (c) Term of Option. The term of option may be no more than ten (10) years from the date of grant; provided that in the case of an incentive stock option granted to a 10% shareholder, the term of the option may be no more than five (5) years from the date of grant. No option may be exercised after the expiration of its term.

         (d)  Termination  of  Employment.   If  an  optionee's   employment  or
consulting relationship terminates for any reason (other than death or disability), then all options held by the optionee under the Plan expire on the earlier of (i) the date set forth in his or her notice of grant (which date is typically 30 days after the date of such termination), or (ii) the expiration date of such option. To the extent the option is exercisable at the time of the optionee's termination, the optionee may exercise all or part of his or her option at any time before it terminates.

         (e) Disability. If an optionee's employment or consulting relationship terminates as a result of disability, then all options held by such optionee under the Plan expire on the earlier of (i) 6 months from the date of such termination (or such longer period of time not exceeding 12 months as determined by the Administrator) or (ii) the expiration date of such option. The optionee (or the optionee's estate or a person who has acquired the right to exercise the option by bequest or inheritance), may exercise all or part of the option at any time before such expiration to the extent that the option was exercisable at the time of such termination.

         (f) Death. In the event of an optionee's death: (i) during the optionee's employment or consulting relationship with the Company, the option may be exercised, at any time within 6 months of the date of death (but no later than the expiration date of such option) by the optionee's estate or a person who has acquired the right to exercise the option by bequest or inheritance, but only to the extent that the optionee's right to exercise the option would have accrued if he or she had remained an employee or consultant of the Company 6 months after the date of death; or (ii) within 30 days (or such other period of time not exceeding 3 months as determined by the Administrator) after the optionee's employment or consulting relationship with the Company terminates, the option may be exercised at anytime within 6 months (or such other period of time as determined by the Administrator) following the date of death (but in no event later than the expiration date of the option) by the optionee's estate or a person who has acquired the right to exercise the option by bequest or inheritance, but only to the extent of the optionee's right to exercise the option at the date of termination.

         (g) Nontransferability of Options: Unless otherwise determined by the Administrator, options granted under the Plan are not transferable other than by will or the laws of descent and distribution, and may be exercisable during the optionee's lifetime only by the optionee.

         (h) Other Provisions: The stock option agreement may contain other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Administrator.

         Stock Purchase Rights. A stock purchase right gives the purchaser a period of no longer than 6 months from the date of grant to purchase Common Stock. The purchase price of Common Stock purchased pursuant to a stock purchase right is determined in the same manner as for nonstatutory stock options. A stock purchase right is accepted by the execution of a restricted stock purchase agreement between the Company and the purchaser, accompanied by the payment of the purchase price for the shares. Unless the Administrator determines otherwise, the restricted stock purchase agreement shall give the Company a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's employment or consulting relationship with the Company for any reason (including death and disability). The purchase price for any shares repurchased by the Company shall be the original price paid by the purchaser. The repurchase option lapses at a rate determined by the Administrator. A stock purchase right is nontransferable other than by will or the laws of descent and distribution, and may be exercisable during the optionee's lifetime only by the optionee.

         Adjustments Upon Changes in Capitalization. In the event that the stock of the Company changes by reason of any stock split, reverse stock split, stock dividend, combination, reclassification or other similar change in the capital structure of the Company effected without the receipt of consideration, appropriate adjustments shall be made in the number and class of shares of stock subject to the Plan, the number and class of shares of stock subject to any option or stock purchase right outstanding under the Plan, and the exercise price of any such outstanding option or stock purchase right.

         In the event of a liquidation or dissolution, any unexercised options or stock purchase rights will terminate. The Administrator shall notify the optionee fifteen (15) days prior to the consummation of the liquidation or dissolution.

         In connection with any merger, consolidation, acquisition of assets or like occurrence involving the Company, each outstanding option or stock purchase right may be assumed or an equivalent option or right may be substituted by the successor corporation. The vesting of each outstanding option or stock purchase right shall accelerate (i.e. become exercisable immediately in full) in any of the following events: (1) if the successor corporation refuses to assume the option or stock purchase rights, or to substitute substantially equivalent options or rights, (2) if the employment of the optionee is involuntarily terminated without cause within one year following the date of closing of the merger or acquisition, or (3) if the merger or acquisition is not approved by the members of the board of directors in office prior to the commencement of such merger or acquisition.

         Amendment and Termination of the Plan. The Board may amend, alter, suspend or terminate the Plan, or any part thereof, at any time and for any reason. However, the Company shall obtain shareholder approval for any amendment to the Plan to the extent necessary to comply with applicable laws, rules and regulations. No such action by the Board or shareholders may alter or impair any option or stock purchase right previously granted under the Plan without the consent of the optionee. Unless terminated earlier, the Plan shall terminate ten years from the date of its approval by the shareholders or the Board of the Company, whichever is earlier.

FEDERAL INCOME TAX CONSEQUENCES

         Incentive Stock Options. An optionee who is granted an incentive stock option does not recognize taxable income at the time the option is granted or upon its exercise, although the exercise is an adjustment item for alternative minimum tax purposes and may subject the optionee to the alternative minimum tax. Upon a disposition of the shares more than two years after grant of the option and one year after exercise of the option, any gain or loss is treated as long-term capital gain or loss. Net capital gains on shares held one year or less may be taxed at a maximum federal rate of 28%, while net capital gains on shares held for more than one year may be taxed at a maximum federal rate of 20%. Capital losses are allowed in full against capital gains and up to $3,000 against other income. If these holding periods are not satisfied, the optionee recognizes ordinary income at the time of disposition equal to the difference between the exercise price and the lower of (i) the fair market value of the shares at the date of the option exercise or (ii) the sale price of the shares. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income is treated as long-term or short-term capital gain or loss, depending on the holding period. A different rule for measuring ordinary income upon such a premature disposition may apply if the optionee is also an officer, Director, or 10% shareholder of the Company. Unless limited by Section 162(m) of the Code, the Company is entitled to a deduction in the same amount as the ordinary income recognized by the optionee.

         Nonstatutory Stock Options. An optionee does not recognize any taxable income at the time he or she is granted a nonstatutory stock option. Upon exercise, the optionee recognizes taxable income generally measured by the excess of the then fair market value of the shares over the exercise price. Any taxable income recognized in connection with an option exercise by an employee of the Company is subject to tax withholding by the Company. Unless limited by
Section 162(m) of the Code, the Company is entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Upon a disposition of such shares by the optionee, any difference between the sale price and the optionee's exercise price, to the extent not recognized as taxable income as provided above, is treated as long-term or short-term capital gain or loss, depending on the holding period. Net capital gains on shares held one year or less may be taxed at a maximum federal rate of 28%, while net capital gains on shares held for more than one year may be taxed at a maximum federal rate of 20%. Capital losses are allowed in full against capital gains and up to $3,000 against other income.

         Stock Purchase Rights. Stock purchase rights will generally be taxed in the same manner as nonstatutory stock options. However, restricted stock is generally purchased upon the exercise of a stock purchase right. At the time of purchase, restricted stock is subject to a "substantial risk of forfeiture" within the meaning of Section 83 of the Code, because the Company may repurchase the stock when the purchaser ceases to provide services to the Company. As a result of this substantial risk of forfeiture, the purchaser will not recognize ordinary income at the time of purchase. Instead, the purchaser will recognize ordinary income on the dates when the stock is no longer subject to a substantial risk of forfeiture (i.e., when the Company's right of repurchase lapses). The purchaser's ordinary income is measured as the difference between the purchase price and the fair market value of the stock on the date the stock is no longer subject to right of repurchase.

         The purchaser may accelerate to the date of purchase his or her recognition of ordinary income, if any, and begin his or her capital gains holding period by timely filing, (i.e., within thirty days of the purchase), an election pursuant to Section 83(b) of the Code. In such event, the ordinary income recognized, if any, is measured as the difference between the purchase price and the fair market value of the stock on the date of purchase, and the capital gain holding period commences on such date. The ordinary income recognized by a purchaser who is an employee will be subject to tax withholding by the Company. Different rules may apply if the purchaser is also an officer, Director, or 10% shareholder of the Company.

         The foregoing is only a summary of the effect of federal income taxation upon optionees, holders of stock purchase rights, and the Company with respect to the grant and exercise of options and stock purchase rights under the Plan. It does not purport to be complete, and does not discuss the tax consequences of the employee's or consultant's death or the provisions of the income tax laws of any municipality, state or foreign country in which the employee or consultant may reside.

VOTE REQUIRED

         At the Annual Meeting, the shareholders are being asked to approve the amendment of the 1992 Incentive Stock Plan to increase the number of shares reserved for issuance thereunder. The affirmative vote of the holders of a majority of the shares casting their votes at the Annual Meeting will be required to approve the amendment of the 1992 Incentive Plan. The Board of Directors recommends voting "FOR" the amendment of the 1992 Incentive Stock Plan.


                                 PROPOSAL THREE:

          RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

         The Board of Directors has selected Ernst & Young LLP ("Ernst & Young"), to audit the financial statements of the Company for the current fiscal year ending December 31, 1999. Ernst & Young has audited the Company's financial statements since 1992. Representatives of Ernst & Young are expected to be present at the meeting, will have the opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.

         The affirmative vote of the holders of a majority of the shares represented and voting at the meeting will be required to approve and ratify the Board's selection of Ernst & Young. The Board of Directors recommends voting "FOR" approval and ratification of such selection. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection.


                     OTHER INFORMATION REGARDING THE COMPANY

PERFORMANCE GRAPH

         The following is a line graph comparing the cumulative total return to stockholders of the Company's Common Stock from May 23, 1996 (the date of the Company's initial public offering) through December 31, 1998 to the cumulative total return over such period of: (i) The Nasdaq Stock Market (U.S. Companies) Index and (ii) the Nasdaq Pharmaceutical Index. The performance shown is not necessarily indicative of future price performance. The information contained in the Performance Graph shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission (the "SEC"), nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), except to the extent that the Company specifically incorporates it by reference into any such filing.


                COMPARISON OF 31 MONTH CUMULATIVE TOTAL RETURN*
                       AMONG NEUROCRINE BIOSCIENCES, INC.,
                      THE NASDAQ STOCK MARKET (U.S.) INDEX
                       AND THE NASDAQ PHARMACEUTICAL INDEX

                                                  NASDAQ
 Measurement Period        Neurocrine          Stock Market          NASDAQ
(Fiscal Year Covered)   Biosciences, Inc.         (U.S.)          Pharmaceutical
--------------------    -----------------    -----------------    --------------
     05/23/96                 100                   100                 100
     12/31/96                  95                   103                  87
     12/31/97                  75                   127                  90
     12/31/98                  65                   178                 119

                               EXECUTIVE OFFICERS

         As of April 15, 1999, the executive officers of the Company were as follows:

Name                                   Age         Position
----                                   ---         --------
Gary A. Lyons.......................    48       President, Chief Executive
                                                  Officer and Director

Paul W. Hawran......................    47       Senior Vice President and Chief
                                                  Financial Officer

Stephen G. Marcus, M.D..............    45       Senior Vice President, Medical
                                                  and Regulatory Affairs and
                                                  Chief Medical Officer

D. Bruce Campbell, Ph.D.............    54       Vice President, Development


Margaret Valeur-Jensen, J.D., Ph.D..    42       Vice President, General Counsel
                                                  and Corporate Secretary

          See Proposal One above for biographical information concerning Gary A. Lyons.

          Paul W. Hawran became Senior Vice President and Chief Financial Officer of the Company in February 1996. In this capacity, Mr. Hawran directs strategic planning, finance, investor relations, human resources, information technologies and operations. Mr. Hawran was employed by SmithKline Beecham Corporation from July 1984 to May 1993, most recently as Vice President and Treasurer. Prior to joining SmithKline in 1984, Mr. Hawran held various financial positions at Warner Communications (now Time Warner) where he was involved in corporate finance, financial planning and domestic and international budgeting and forecasting. Mr. Hawran received a B.S. in Finance from St. John's University and an M.S. in Taxation from Seton Hall University. He is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants, California and Pennsylvania Institute of Certified Public Accountants and the Financial Executives Institute.

          Stephen G. Marcus, M.D., has served as Senior Vice President, Medical and Regulatory Affairs and Chief Medical Officer since February 1997. Prior to joining the Company, Dr. Marcus served as Vice President, Clinical and Regulatory Affairs for Genetic Therapy, Inc., since 1993. Dr. Marcus was responsible for clinical and regulatory activities at Genetic Therapy, Inc., where he filed numerous INDs, led clinical and regulatory activities leading to human gene therapy trials, and developed a gene therapy product for malignant brain tumors from Phase I clinical trials to Phase III trials in the U.S., Canada and Europe. From 1992 to 1993, Dr. Marcus was Vice President, Medical and Regulatory Affairs for SyStemix, Inc., and from 1990 to 1992 was Director, Oncology Research Worldwide for Schering-Plough Corporation. Dr. Marcus received a B.S. from Brooklyn College in 1973 and an M.D. from New York Medical College in 1976. He is certified by the American Board of Internal Medicine and the American Board of Medical Examiners.

         D. Bruce Campbell, Ph.D., joined the Company as Vice President, Development in February 1998. Prior to that, he was employed by Sevier United Kingdom ("Sevier"), a subsidiary of an international pharmaceutical company based in France, where he served as Director of International Scientific Affairs since 1991. At Sevier, Dr. Campbell was involved in all aspects of drug development and was responsible for the registration of eight drugs and vaccines in the U.K. and English-speaking countries worldwide. Dr. Campbell currently serves as the European Chairman of the Drug Information Association steering committee and is a member of the European ICH Safety Working Party, a visiting Professor in Pharmacology at Kings College of London, and a member of the editorial boards of various international scientific journals. He has published more than 100 papers and written standard texts on regulatory aspects of kinetics and toxicology in new drug development. Dr. Campbell has a Ph.D. in Biochemistry from the (Guys Hospital) London University.


          Margaret Valeur-Jensen, J.D., Ph.D., became Vice President, General Counsel and Corporate Secretary of the Company in October 1998. Dr. Valeur-Jensen has recognized experience in legal transactions for licensing, corporate partnerships, and product commercialization as well as in building intellectual property portfolios. She is responsible for all corporate and patent law practices at Neurocrine, serves as Corporate Secretary and is a member of the senior management committee. Dr. Valeur-Jensen joined Neurocrine after almost eight years at Amgen, where she served most recently as Associate Counsel and Director. Prior to joining Amgen, Dr. Valeur-Jensen practiced law at Davis, Polk & Wardell, a leading corporate law firm. She earned a J.D. degree with honors from Stanford University, a Ph.D. in Biochemistry and Molecular Biology from Syracuse University, and was Post-Doctoral Fellow at Harvard Medical School.

ADDITIONAL INFORMATION

         Officers of the Company serve at the discretion of the Board of Directors. There are no family relationships among any of the Directors, executive officers or key employees. No executive officer, key employee, promoter, or control person of the Company has, in the last five years, been subject to bankruptcy proceedings, criminal proceedings, or legal proceedings related to the violation of state or federal commodities or securities laws.

COMPENSATION OF EXECUTIVE OFFICERS

         Summary Compensation Table. The following table sets forth the compensation paid by the Company for each of the three fiscal years in the period ended December 31, 1998 to the Chief Executive Officer and each of the other executive officers of the Company as of December 31, 1998 (the "Named Executive Officers"):

                                                                                         Long-term
                                                    Annual Compensation            Compensation Awards
                                           ------------------------------------- ------------------------

                                                                      Other      Restricted
                                                                      Annual        Stock      Securities      Other
                                           Salary         Bonus    Compensation     Awards     Underlying   Compensation
Name and Principal Position      Year      ($) (1)       ($) (1)       ($)           ($)       Options (#)      ($)
------------------------------- -----      ------------------------------------- ------------------------  --------------
Gary A. Lyons                   1998       349,369 (2)    50,000         -            -           40,000      44,652 (3)
  President and Chief           1997       325,296 (2)    55,000         -            -          175,000           -
  Executive Officer             1996       290,000 (2)    55,000         -            -                -       6,531 (3)

Errol B. De Souza               1998       188,953 (4)       -           -            -           30,000      41,241 (5)
  Executive Vice President,     1997       257,771 (4)    42,000         -            -          130,000           -
  Research and Development      1996       227,700 (4)    35,000         -            -                -       4,524 (5)

Paul W. Hawran                  1998       224,667 (6)    35,000         -            -           25,000      59,716 (7)
  Senior Vice President and     1997       209,073 (6)    40,000         -            -          115,000           -
  Chief Financial Officer       1996       190,500 (6)    35,000         -            -           20,000      10,236 (7)

Stephen Marcus (8)              1998       231,000 (9)    42,500         -            -                -      31,755 (10)
  Senior Vice President,        1997       184,598 (9)    40,000         -            -          150,000     133,119 (10)
  Clinical & Regulatory Affairs
  and Chief Medical Officer

Bruce Campbell (11)             1998       178,846 (12)   46,500         -            -          135,000(13)  40,000 (14)
  Vice President Development

Margaret Valeur-Jensen          1998         5,000 (15)      -           -            -          115,000           -
  Vice President and
  General Counsel

----------------

(1) Salary and bonus figures are amounts earned during each respective fiscal year, regardless of whether part or all of such amounts were paid in subsequent fiscal year(s).

(2) Represents amounts actually paid to Mr. Lyons for the corresponding fiscal years. Starting on January 1, 1998, Mr. Lyons' annualized salary became $346,375.

(3) The total for 1996 represents payments by the Company of premiums for the term life insurance policies for the benefit of Mr. Lyons. The total for 1998 represents forgiveness of 1/3rd of Mr. Lyons' loan pursuant to his employment agreement dated March 1, 1997.

(4) Represents amounts actually paid to Dr. DeSouza for the corresponding fiscal years. Starting on January 1, 1998, Dr. De Souza's annualized salary became $261,720. He resigned from the Company effective August 31, 1998.

(5) The total for 1996 represents payments by the Company of premiums for the term life insurance policies for the benefit of Dr. DeSouza. The total for 1998 represents forgiveness of 1/3rd of Dr. De Souza's loan pursuant to his employment agreement dated March 1, 1997.

(6) Represents amounts actually paid to Mr. Hawran for the corresponding fiscal years. Starting on January 1, 1998, Mr. Hawran's annualized salary became $224,000.

(7) The total for 1996 represents payments by the Company of premiums for the term life insurance policies for the benefit of Hawran ($4,431) and the mortgage equalization payments on Mr. Hawran's residence ($5,805). The total for 1998 represents forgiveness of 1/3rd of Mr. Hawran's loan pursuant to his employment agreement dated March 1, 1997.

(8) Dr. Marcus joined the Company as Senior Vice President, Medical and Regulatory Affairs and Chief Medical Officer on March 1, 1997. No information prior to that time is provided.

(9) Represents amounts actually paid to Dr. Marcus. Starting on January 1, 1998, Dr. Marcus' annualized salary became $231,000.

(10) Represents payments by the Company in 1997 for moving, housing and other expenses and selling costs incurred by Dr. Marcus in connection with selling his prior residence and relocating to the Company's geographic region ($224,227), mortgage equalization payments ($8,000) and a sign-on bonus ($25,000), as well as reimbursement for taxes incurred by Dr. Marcus in connection with relocation payments ($6,845). The total for 1998 represents mortgage equalization payments.

(11) Dr. Campbell joined the Company as Vice President, Development on February 22, 1998. No information prior to that time is provided.

(12) Represents amounts actually paid to Dr. Campbell. Starting on February 22, 1998, Dr. Campbell's annualized salary was $200,000.

(13) Represents options granted to Dr. Campbell pursuant to his consulting agreement dated September 1997 but contingent upon full-time employment in 1998 (125,000) and additional options granted during 1998 (10,000).

(14) Represents a sign-on bonus ($20,000) and reimbursement of moving expenses ($20,000) paid to Dr. Campbell in connection with his relocation to the Company's geographic region.

(15) Represents amounts actually paid to Dr. Valeur-Jensen during her part-time employment with the Company from October 1, 1998 through December 31, 1998. Starting on January 4, 1999, Dr. Valeur-Jensen's annualized salary was $212,000.


         Option Grants in Last Fiscal Year. The following table sets forth certain information concerning grants of options made during the year ended December 31, 1998 by the Company to each of the Named Executive Officers:

                                          % of Total                                     Potential Realizable Value at
                                            Options                                      Assumed Annual Rate of Stock
                              Options      Granted to                                   Appreciation for Option Term(2)
                              Granted     Employees in     Exercise                    ---------------------------------
Name                          # (1)       Fiscal Year       Price     Expiration Date     0%          5%         10%
--------------------------- ----------- ---------------- ------------ ---------------- ---------- ----------- ----------
Gary Lyons ................   40,000         7.6%           $7.75        04/16/08          -       $194,957   $494,060
Errol DeSouza .............   30,000         5.7%           $7.75        09/30/98          -       $146,218   $370,545
Paul Hawran ...............   25,000         4.8%           $7.75        04/16/08          -       $121,848   $308,788
Stephen Marcus ............     -              -              -              -             -          -           -
Bruce Campbell ............   10,000         1.9%           $6.50        08/19/08          -       $40,878    $103,593
Margaret Valeur-Jensen ....  115,000        18.0%           $5.0625      10/01/08       $64,687    $366,135   $927,857

---------------

(1) All options shown granted in 1998 to Messrs. Lyons, DeSouza, Hawran and Campbell become exercisable as to 1/48th of the option shares each month following the vesting start date, with full vesting occurring on the fourth anniversary of the vesting start date. Options granted to Dr. Valeur-Jensen become exercisable as to 1/4th of the option shares on December 31, 1999 and 1/48th per month thereafter. All options shown granted in 1998 to Messrs. Lyons, DeSouza, Hawran and Campbell were granted at an exercise price equal to the fair market value of the Company's Common Stock as determined by the Board of Directors on the date of grant. The fair market value of options granted to Dr. Valeur-Jensen on October 1, 1998 was $5.625. The exercise price may be paid in cash, promissory note, by delivery of already owned shares subject to certain conditions, or pursuant to a cashless exercise procedure under which the optionee provides irrevocable instructions to a brokerage firm to sell the purchased shares and remit to the Company, out of sale proceeds, an amount equal to the exercise price plus all applicable withholding taxes.

(2) Potential realizable value is based on the assumption that the Common Stock of the Company appreciates at the annual rate shown (compounded annually) from the date of the grant until the expiration of the ten-year option term. These numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth.



         Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Values. The following table sets forth certain information regarding the stock options held at December 31, 1998 by each of the Named Executive Officers. During 1998, no such stock options were exercised by any of the Named Executive Officers. The Company has not granted any stock appreciation rights.

                                                                    Value of In-the Money
                                     Number of Options at                  Options
                                          Year-End                    at Year-End ($) (1)
                             --------------------------------- ---------------------------------

Name                           Exercisable    Unexercisable       Exercisable   Unexercisable
---------------------------- ---------------- ---------------- ----------------- ---------------
Gary Lyons ..................... 351,110          213,390          $960,661         $90,962
Paul Hawran .................... 138,839          116,461          $254,843         $48,345
Stephen Marcus .................  68,763           81,237                 -               -
Bruce Campbell .................     833          134,167              $312          $3,438
Margaret Valeur-Jensen .........       -          115,000                 -        $208,437

---------------

 (1) "In-the-money" options are those for which the fair market value of the underlying securities exceeds the exercise or base price of the option. These columns are based upon the closing price of $6.8750 per share on December 31, 1998, minus the per share exercise price, multiplied by the number of shares underlying the option.

EMPLOYMENT AGREEMENTS

         Gary A. Lyons has an employment contract that provides that: (i) Mr. Lyons serves as the Company's President and Chief Executive Officer for a term of three years commencing on March 1, 1997 at an initial annual salary of $328,300, subject to annual adjustment by the Board of Directors (Mr. Lyons' base salary for 1998 was set at $346,375 and $365,000 for 1999); (ii) the agreement will automatically renew for three-year periods thereafter unless the Company or Mr. Lyons gives 90 days notice of termination; (iii) Mr. Lyons is eligible for a discretionary annual bonus as determined by the Board of Directors, based upon achieving certain performance criteria; (iv) the Company has provided a one-time contract renewal bonus in the form of an option to purchase 75,000 shares of the Company's Common Stock, exercisable at a price per share equal to fair market value on the date of grant, which stock option will vest over a four-year period, (v) the Company has agreed to forgive the loan of $67,500 made to reimburse Mr. Lyons for 50% of the loss on sale of his former residence over a three-year period (based on continued employment); and (vi) Mr. Lyons is entitled to continue to receive his salary for twelve months in the event that the Company terminates his employment without cause, or materially reduces the power and duties of his employment without cause, which will be deemed to be a termination.

         Paul W. Hawran has an employment contract that provides that: (i) Mr. Hawran serves as the Company's Senior Vice President and Chief Financial Officer for a term of three years commencing on March 1, 1997 at a current annual salary of $209,740, subject to annual adjustment by the Board of Directors (Mr. Hawran's base salary for 1998 was set at $224,000 and $235,200 for 1999), (ii) the agreement will automatically renew for three-year periods thereafter unless the Company or Mr. Hawran gives 90 days notice of termination, (iii) Mr. Hawran is eligible for a discretionary annual bonus as determined by the Board of Directors based upon achieving certain performance criteria, (iv) the Company has agreed to forgive over a three-year period ending on March 1, 2000 (based on continued employment) the loan of $87,500 made to reimburse Mr. Hawran for certain housing and relocation expenses, and (v) Mr. Hawran is entitled to continue to receive his salary for twelve months in the event that the Company terminates his employment without cause, or materially reduces the power and duties of his employment without cause, which will be deemed to be a termination.

         Stephen G. Marcus, M.D., has an employment contract that provides that:
(i) Dr. Marcus serves as the Company's Senior Vice President, Clinical and Regulatory Affairs and Chief Medical Officer for a term of three years commencing on March 1, 1997 at an initial annual salary of $220,000, subject to annual adjustment by the Board of Directors (Dr. Marcus' base salary for 1998 was set at $231,000 and $243,700 for 1999); (ii) the agreement will automatically renew for three-year periods thereafter unless the Company or Dr. Marcus gives 90 days notice of termination; (iii) Dr. Marcus is eligible for a discretionary annual bonus as determined by the Board of Directors, based upon achieving certain performance criteria; (iv) the Company has granted an option to purchase 150,000 shares of Common Stock, exercisable at a price per share equal to fair market value on the date of grant, which stock option will vest over a four-year period, (v) the Company has agreed to provide certain relocation costs and expenses associated with Dr. Marcus' relocation from Maryland to San Diego; and (vi) Dr. Marcus is entitled to continue to receive his salary for nine months in the event that the Company terminates his employment without cause, or materially reduces the power and duties of his employment without cause, which will be deemed to be a termination.

         Bruce Campbell,  Ph.D., has an employment  contract that provides that:
(i) Dr. Campbell serves as the Company's Vice President, Development for a term of three years commencing on January 1, 1998 at an initial annual salary of $200,000, subject to annual adjustment by the Board of Directors (Dr. Campbell's base salary for 1999 was set at $212,000); (ii) the agreement will automatically renew for three-year periods thereafter unless the Company or Dr. Campbell gives 90 days notice of termination; (iii) Dr. Campbell is eligible for a discretionary annual bonus as determined by the Board of Directors, based upon achieving certain performance criteria; (iv) the Company has granted an option to purchase 125,000 shares of Common Stock, exercisable at a price per share equal to fair market value on the date of grant, which stock option will vest over a four-year period, (v) the Company has agreed to provide certain relocation costs and expenses associated with Dr. Campbell's relocation from United Kingdom to San Diego, California; (vi) in connection with the purchase of a home in the San Diego area, the Company extended a loan of $250,000 bearing annual interest of 1%; and (vii) Dr. Campbell is entitled to continue to receive his salary for nine months in the event that the Company terminates his employment without cause, or materially reduces the power and duties of his employment without cause, which will be deemed to be a termination.

         Margaret Valeur-Jensen, J.D., Ph.D., has an employment contract that provides that: (i) Dr. Valeur-Jensen serves as the Company's Vice President, General Counsel and Corporate Secretary for a term of three years commencing on January 4, 1999 at an initial annual salary of $212,000, subject to annual adjustment by the Board of Directors; (ii) the agreement will automatically renew for three-year periods thereafter unless the Company or Dr. Valeur-Jensen gives 90 days notice of termination; (iii) Dr. Valeur-Jensen is eligible for a discretionary annual bonus as determined by the Board of Directors, based upon achieving certain performance criteria; (iv) the Company has granted an option to purchase 115,000 shares of Common Stock, exercisable at a price per share equal to fair market value on the date of grant, which stock option will vest over a four-year period, (v) the Company has agreed to provide certain relocation costs and expenses associated with Dr. Valeur-Jensen's relocation to San Diego, California; and (vi) Dr. Valeur-Jensen is entitled to continue to receive her salary for nine months in the event that the Company terminates her employment without cause, or materially reduces the power and duties of her employment without cause, which will be deemed to be a termination.


                      REPORT OF THE COMPENSATION COMMITTEE

         The following is a report of the Compensation Committee of the Company describing the compensation policies and rationale applicable to the Company's executive officers with respect to the compensation paid to such executive officers for the year ended December 31, 1998. The information contained in this report shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission nor shall such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates it by reference into any such filing.

         The Compensation Committee (the "Committee") of the Board of Directors reviews and recommends to the Board of Directors for approval the Company's executive compensation policies. The Committee is responsible for reviewing the salary and benefits structure of the Company at least annually to insure its competitiveness within the Company's industry. The following is the report of the Committee describing the compensation policies and rationales applicable to the Company's executive officers with respect to the compensation paid to such executive officers for the fiscal year ended December 31, 1998. In 1998, the members of the Committee were David E. Robinson, and Harry F. Hixson, Jr. David Robinson resigned as a member of the Company's Board of Directors and the Compensation Committee as of March 2, 1999.

COMPENSATION PHILOSOPHY

         The Company's philosophy in establishing its compensation policy for executive officers and other employees is to create a structure designed to attract and retain highly skilled individuals by establishing salaries, benefits, and incentive compensation which compare favorably with those for similar positions in other biotechnology companies. Compensation for the Company's executive officers consists of a base salary and potential incentive cash bonuses, as well as potential incentive compensation through stock options and stock ownership.

BASE SALARY

         The base salary component of compensation is designed to compensate executive officers competitively at levels necessary to attract and retain qualified executives in the pharmaceutical and biotechnology industry. The base salaries have been targeted at or above the average rates paid by competitors to enable the Company to attract, motivate, reward and retain highly skilled executives. In order to evaluate the Company's competitive position in the industry, the Committee reviewed and analyzed the compensation packages, including base salary levels, offered by other biotechnology and pharmaceutical companies. The competitive information was obtained from surveys prepared by consulting companies or industry associations (e.g., the Radford Biotechnology Compensation Survey). As a general matter, the base salary for each executive officer is initially established through negotiation at the time the officer is hired taking into account such officer's qualifications, experience, prior salary, and competitive salary information. Year-to-year adjustments to each executive officer's base salary are based upon personal performance for the year, changes in the general level of base salaries of persons in comparable positions within the industry, and the average merit salary increase for such year for all employees of the Company established by the Compensation Committee, as well as other factors the Compensation Committee judges to be pertinent during an assessment period. In making base salary decisions, the Committee exercises its judgment to determine the appropriate weight to be given to each of these factors.

ANNUAL INCENTIVE COMPENSATION

         A portion of the cash compensation paid to the Company's executive officers, including the Chief Executive Officer, is in the form of discretionary bonus payments that are paid on an annual basis as part of the Company's Incentive Compensation Plan. Bonus payments are linked to the attainment of overall corporate goals established by the Board of Directors and individual goals established for each executive officer. The maximum potential amount of each officer's bonus payment is established annually by the Board of Directors based upon the recommendation of the Committee. The appropriate weight to be given to each of the various goals used to calculate the amount of each officer's bonus payment is determined by the Committee. The goal of the Company's Incentive Compensation Plan is to support the achievement of Company goals and objectives by basing compensation on a pay for performance basis.

LONG-TERM INCENTIVES

         The Committee provides the Company's executive officers with long-term incentive compensation through grants of stock options under the Company's 1992 Incentive Stock Plan and the opportunity to purchase stock under the 1996 Employee Stock Purchase Plan (the "Purchase Plan"). The Board believes that stock options provide the Company's executive officers with the opportunity to purchase and maintain an equity interest in the Company and to share in the appreciation of the value of the Company's Common Stock. The Board believes that stock options directly motivate an executive to maximize long-term shareholder value. The options also utilize vesting periods (generally four years) that encourage key executives to continue in the employ of the Company. The Board considers the grant of each option subjectively, considering factors such as the individual performance of the executive officer and the anticipated contribution of the executive officer to the attainment of the Company's long-term strategic performance goals.
Long-term incentives granted in prior years are also taken into consideration.

         The Company established the Purchase Plan both to encourage employees to continue in the employ of the Company and to motivate employees through ownership interest in the Company. Under the Purchase Plan, employees, including officers, may have up to 15% of their earnings withheld for purchases of Common Stock on certain dates specified by the Board. The price of Common Stock purchased will be equal to 85% of the lower of the fair market value of the Common Stock on the date of commencement of participation in each six-month offering period or on each specified purchase date.

CHIEF EXECUTIVE OFFICER COMPENSATION

         The compensation of the Chief Executive Officer is reviewed annually on the same basis as discussed above for all executive officers. Gary A. Lyons' base salary for 1998 was $328,300 until March 1, 1998, when it became $346,375. Mr. Lyons' base salary for 1999 was set at $365,000. Mr. Lyons joined the Company in February 1993. His initial salary, potential bonus, and stock grants were determined on the basis of negotiation between the Board of Directors and Mr. Lyons with due regard for his qualifications, experience, prior salary, and competitive salary information. Mr. Lyons' base salary for 1999 was established in part by comparing the base salaries of chief executive officers at other biotechnology and pharmaceutical companies of similar size. Mr. Lyons earned a $50,000 bonus for 1998. As with other executive officers, Mr. Lyons' total compensation was based on the Company's accomplishments and the Chief Executive Officer's contribution thereto.

SECTION 162(M)

         The Board has considered the potential future effects of Section 162(m) of the Code on the compensation paid to the Company's executive officers.
Section 162(m) disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1.0 million in any taxable year for any of the executive officers named in the proxy statement, unless compensation is performance-based. The Company has adopted a policy that, where reasonably practicable, the Company will seek to qualify the variable compensation paid to its executive officers for an exemption from the deductibility limitations of
Section 162(m).

         In approving the amount and form of compensation for the Company's executive officers, the Committee will continue to consider all elements of the cost to the Company of providing such compensation, including the potential impact of Section 162(m).

                                                      Respectfully submitted by:

                                                      COMPENSATION COMMITTEE

                                                      Harry F. Hixson, Jr.
                                                      Joseph A. Mollica

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         As of December 31, 1998, the Compensation Committee consisted of Joseph
A. Mollica, David E. Robinson and Harry F. Hixson, Jr. Effective March 2, 1999, David Robinson resigned from the Company's Board of Directors and the Compensation Committee and was replaced by Stephen A. Sherwin on April 22, 1999. No member of the Compensation Committee has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In March 1993, the Company loaned to Gary A. Lyons, President, Chief Executive Officer and Director of the Company, $85,000 for the purchase of stock in the Company. Pursuant to Mr. Lyons' Employment Agreement dated March 1, 1997, the loan bears interest at a rate of 4% per annum and is due and payable in full on March 31, 1999. As of December 31, 1998, $85,500 remained outstanding on the loan. In December 1993, the Company loaned Mr. Lyons $135,000 in connection with certain housing relocation expenses. One half of the loan had been forgiven as of February 1997; pursuant to Mr. Lyons' Employment Agreement, the remaining half of the loan bears interest at a rate of 6% per annum and is being forgiven over a three-year period starting on March 1, 1997, subject to repayment in the event of termination of employment. As of December 31, 1998, $45,000 remained outstanding on the loan.

         In June 1994, the Company loaned Paul W. Hawran, Senior Vice President and Chief Financial Officer of the Company, $175,000 in connection with certain housing and relocation expenses. One half of the loan had been forgiven as of February 1997; pursuant to the Employment Agreement dated March 1, 1997, the remaining half of the loan bears interest at a rate of 6% per annum and is being forgiven over a three-year period starting on March 1, 1997, subject to repayment in the event of termination of employment. As of December 31, 1998, $58,333 remained outstanding on the loan.

         In February 1998, the Company loaned Bruce Campbell, Vice President, Development of the Company, $250,000 in connection with certain housing and relocation expenses. The principal balance of the loan will bear interest at a rate of one percent per annum (1.0% p.a.) and principal and interest will be payable upon the first to occur of (i) sale of the home, (ii) six (6) months following voluntary or involuntary termination of Executive's employment with the Company, (iii) the exercise, pledge or sale of all or part of the stock options granted by Company to Executive or (iv) December 31, 1999. As of December 31, 1998, $250,000 remained outstanding on the loan.

         Dr. Wylie Vale, a Director of the Company, is a Professor and the Senior Investigator and Head of the Clayton Foundation Laboratories for Peptide Biology at The Salk Institute. In 1998, the Company paid $235,054, to The Salk Institute in connection with various license agreements.

         The Company has a consulting agreement with Dr. Vale, pursuant to which Dr. Vale spends a significant amount of time performing services for the Company, including attendance at meetings of the Company's Scientific Advisory Board, and is prohibited from providing consulting services to or participating in the formation of any company in Neurocrine's field of interest or that may be competitive with Neurocrine. Dr. Vale's agreement is for a five-year term that commenced in February 1996 and provides for an annual consulting fee of $42,500 in exchange for his consulting services to the Company.

         David Robinson resigned from the Company's Board of Directors on March 2, 1999. The Company plans to enter into a consulting agreement with Mr. Robinson pursuant to which he will perform services to the Company on a part-time basis. The agreement is anticipated to be for a one-year term effective March 1999 and will provide for the continued vesting of options to purchase 11,668 shares of the Company's Common Stock. These options were previously granted to Mr. Robinson under the 1996 Director Plan in exchange for his service as a Director of the Company.

         During fiscal 1998, there were no other transactions between the Company and its Directors, executive officers, or known holders of greater than five percent of the Company's Common Stock in which the amount involved exceeded $60,000 and in which any of the foregoing persons had or will have a material interest.



                                  OTHER MATTERS

         As of the date of this Proxy Statement, the Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

BY ORDER OF THE BOARD OF DIRECTORS

San Diego, California
Dated:  April 23, 1999

This Proxy is solicited on behalf of the Board of Directors.



                          NEUROCRINE BIOSCIENCES, INC.
                       1999 ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD May 21, 1999

         The undersigned stockholder of NEUROCRINE BIOSCIENCES, INC., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 23, 1999 and hereby appoints Gary A. Lyons and Paul W. Hawran, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 1999 Annual Meeting of Stockholders of NEUROCRINE BIOSCIENCES, INC. to be held on May 21, 1999 at 8:30 a.m. local time, at the Company's corporate headquarters located at10555 Science Center Drive, San Diego, California, 92121, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:

1.    ELECTION OF DIRECTORS:

      [   ] For all nominees listed below      [   ] Against all nominees listed
            (except as indicated)                    below


      If you wish to withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list below:

                   Gary A. Lyons and Harry F. Hixson, Jr.


2. PROPOSAL TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK RESERVED FOR ISSUANCE UNDER THE 1992 INCENTIVE STOCK PLAN FROM 4,700,000 SHARES TO 5,300,000 SHARES:

      [   ] For                     [   ] Against                  [   ] Abstain



3. PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL PERIOD ENDING DECEMBER 31, 1999:

      [   ] For                     [   ] Against                  [   ] Abstain


and, in their discretion, upon such other matter or matters which may properly come before the meeting or any adjournment or adjournments thereof.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS NAMED ABOVE, FOR THE AMENDMENT OF THE 1992 INCENTIVE STOCK PLAN, FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.


Dated: ________________, 1999        Signature__________________________________


Dated: ________________, 1999        Signature__________________________________


(This Proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)